CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 30, 2020, relating to the financial statements and financial highlights of First Foundation Fixed Income Fund (formerly known as Highland Fixed Income Fund) and First Foundation Total Return Fund (formerly known as Highland Total Return Fund) (previously part of Highland Funds II), for the year ended September 30, 2020, and to the reference to our firm under the heading “Financial Highlights” in the Prospectus.

/s/ COHEN & COMPANY, LTD.

Cleveland, Ohio

January 28, 2022